SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT
                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                November 10, 2000
                        (Date of earliest event reported)

                             ACE CASH EXPRESS, INC.

             (Exact name of registrant as specified in its charter)




      Texas                         0-20774                    75-2142963
 (State or other                  (Commission               (I.R.S. Employer
 jurisdiction of                 File Number)              Identification No.)
incorporation or
  organization)



                         1231 GREENWAY DRIVE, SUITE 800
                               IRVING, TEXAS 75038
                    (Address of principal executive offices)

                                 (972) 550-5000
                         (Registrant's telephone number,
                              including area code)


                                 NOT APPLICABLE
                         (Former Name or Former Address,
                          if Changed Since Last Report)





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         ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On November 10, 2000, the Registrant entered into an asset purchase agreement and ancillary documents to acquire the assets of a total of 107 check-cashing and retail financial services locations from a group of five privately held companies that are majority owned by Morris Silverman and Jeffrey
D. Silverman and managed by MS Management Company, based in Chicago, Illinois. The locations have been operated by the sellers under the trade names "USA Checks Cashed" and "Gold Star Check Cashing" in California, Texas, and Oklahoma.

         The total purchase price for the assets of all of the locations is $29.72 million in cash. Approximately $28.86 million of the total purchase price is payable to the sellers as the Registrant exercises ownership and operating control of the assets at the locations. The Registrant's exercise of ownership and operating control of the assets at the locations requires installation of the Registrant's equipment and proprietary point-of-sale system, to be implemented from time to time as soon as the Registrant's resources permit. Approximately $0.86 million of the total purchase price is payable to the sellers in equal monthly installments over a 36-month period. The monthly installments are payments contingent upon revenues from food-stamp distribution contracts at certain of the locations. In accordance with the purchase agreement, the Registrant deposited the total purchase price into escrow for release to the sellers as the Registrant exercises ownership and operating control of the assets at the locations and as the monthly revenue-related payments are required. The total purchase price is subject to reduction if, under circumstances not caused or controlled by the Registrant, the Registrant cannot exercise ownership and operating control of the assets at a location, the Registrant ceases to receive revenues from food-stamp distribution contracts at certain of the locations during the 36-month period, or any of certain locations within third-party grocery stores cease operations without an acceptable replacement location during a 36-month period. Such a reduction would be effected by release of the appropriate amount of the escrowed funds to the Registrant or by the sellers' payment of the appropriate amount to the Registrant.

         The total purchase price and its components were determined through arm's-length negotiations between the Registrant and the sellers and the other parties to the purchase agreement, none of which or whom had any pre-existing relationship with the Registrant or any of its affiliates or with any of the directors or officers of the Registrant or any of their associates.

         The Registrant has taken ownership and control of, and has paid the sellers the purchase price for, the assets at 66 of the locations. The Registrant anticipates that the acquisition of all of the assets at the remaining locations will be consummated by December 31, 2000. Sixty of the locations are in California; 41 of the locations are in Texas; and six of the locations are in Oklahoma.

         The Registrant borrowed all of the total purchase price for the acquired assets from the bank lenders under the amended and restated credit agreement that the Registrant entered into with a syndicate of banks on November 9, 2000. See the Registrant's Current Report on Form 8-K dated November 9, 2000, for a description of the amended and restated credit agreement.

         The Registrant will continue to use the acquired assets, which consist principally of rights under leases and subleases of real property and leasehold improvements and trade fixtures, to operate check-cashing and related businesses.



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         ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

                  (a)      Not Applicable.

                  (b)      Not Applicable.

                  (c) Exhibits. The following exhibits are filed herewith in accordance with the provisions of Item 601 of Regulation S-K:

                           2.1 Asset Purchase Agreement dated November 10, 2000, by and among the Registrant, Check Cashiers of Arizona, Inc., Check Cashiers of California, Inc., Corpus Christi Check Cashiers, Inc., U.S. Money Order Company, Inc., Valley Check Cashiers, Inc., Morris Silverman, and Jeffrey D. Silverman. Except for the Schedule of the locations acquired by the Registrant and the two other agreements also filed herewith, the Schedules and Exhibits to the Asset Purchase Agreement (which consist principally of disclosures by the sellers and forms of conveyance documents) have been omitted. The Registrant will furnish the Commission with a copy of any of the omitted Schedules and Exhibits to the Asset Purchase Agreement upon request.

                           2.2 Escrow Agreement dated November 10, 2000, by and among the Registrant, Check Cashiers of Arizona, Inc., Check Cashiers of California, Inc., Corpus Christi Check Cashiers, Inc., U.S. Money Order Company, Inc., Valley Check Cashiers, Inc., and Chicago Title Insurance Company, as Escrow Agent.




                    [The signature follows on the next page.]


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            ACE CASH EXPRESS, INC.
                                                     (Registrant)


                                            By:
                                                -
                                                  Debra A. Bradford
                                                  Senior Vice President and
                                                  Chief Financial Officer

                                  EXHIBIT INDEX



Exhibit No.                                 Description

         2.1 Asset Purchase Agreement dated November 10, 2000, by and among the Registrant, Check Cashiers of Arizona, Inc., Check Cashiers of California, Inc., Corpus Christi Check Cashiers, Inc., U.S. Money Order Company, Inc., Valley Check Cashiers, Inc., Morris Silverman, and Jeffrey D. Silverman.

         2.2 Escrow Agreement dated November 10, 2000, by and among the Registrant, Check Cashiers of Arizona, Inc., Check Cashiers of California, Inc., Corpus Christi Check Cashiers, Inc., U.S. Money Order Company, Inc., Valley Check Cashiers, Inc., and Chicago Title Insurance Company.